Exhibit 99.3

CONSENT

The undersigned, who has agreed to serve as a member of the Board of Directors of Lawson Software, Inc. (the “Company”) following the completion of the Exchange Offer between Lawson Software, Inc. and Intentia International AB, and after the restructuring of Lawson Software, Inc., hereby grants the Company consent to use his name in its Registration Statement on Form S-4 and all amendments, including post-effective amendments, to the Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933).

Dated:  November 14, 2005

/s/ Romesh Wadhwani
Romesh Wadhwani